SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this  “Second Amendment”) is entered into as of the    30th       day of March, 2015, by and between Peninsula Innovation Partners, LLC, a Delaware limited liability company (“Landlord”) and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord (as successor-in-interest to Prologis, L.P., a Delaware limited partnership), and Tenant are parties to a Lease dated as of December 15, 2010 and modified by that certain Commencement Date Certificate dated by Tenant as of February 4, 2011 and by Landlord as of March 16, 2011 and as amended by that certain First Amendment to Lease dated as of March 30, 2015, pursuant to which Landlord leases to Tenant certain premises consisting of approximately 21,240 square feet located at 1010 Hamilton Avenue, Menlo Park, California (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, Tenant leases space from Landlord at the following buildings located at the Industrial Center pursuant to leases including the Lease: (i) 940 Hamilton Avenue, (ii) 960 Hamilton Avenue, (iii) 1003-1005 Hamilton Avenue, (iv) 1010 Hamilton Avenue, (v) 1180 Hamilton Avenue, (vi) 1350 Willow Road, and (vii) 1380 Willow Road (collectively, including the Premises, and each as more particularly described in the lease between Tenant and Landlord therefor, the “Industrial Center Premises”).  The leases for the Industrial Center Premises include options to extend the terms of certain such leases (each an “Option to Extend” and, collectively, the “Options to Extend”).

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

Notwithstanding anything in the Lease to the contrary, the period for Tenant’s delivery of the Option Notice with regard to the first Option Extended Term is hereby extended such that Tenant shall be permitted to exercise such Option as provided in Addendum 1 of the Lease any time prior to August 1, 2015.

2.

The Monthly Base Rent payable during the period from April 1, 2015 through July 31, 2015 (or through such earlier date on which the Option(s) to Extend is/are exercised by Tenant, as set forth in Section 3 below) (the “Abatement Period”) shall be abated (the “Abated Base Rent”) (subject to payment as set forth in Section 3 below). Tenant shall pay Operating Expenses as provided in the Lease during the Abatement Period in the amount in effect as of February 6, 2015 (the “Reduced Operating Expenses”), and all Operating Expenses in excess of the Reduced Operating Expenses shall be abated during the Abatement Period (all such abated Operating Expenses, the “Abated OpEx”) (subject to payment as set forth in Section 3 below).

3.

If Tenant exercises any or all of the Options to Extend, then as of the date Tenant exercises the Option(s) to Extend (a) the Abatement Period shall automatically terminate and (b) Tenant shall pay to Landlord the Abated Base Rent as of the date the Option(s) to Extend is/are exercised. In addition to paying the Abated Base Rent, if Tenant exercises the Option(s) to Extend it will also be obligated to pay the Abated OpEx as of the date the Option(s) to Extend is/are exercised within ten (10) days following Landlord’s invoice therefor. For clarity, if Tenant exercises any or all of the Options to Extend prior to July 31, 2015, then the Monthly Base Rent and Operating Expenses payable during the period from the date the Option(s) to Extend is/are exercised through July 31, 2015 shall be as set forth in the Lease.

4.	Except as otherwise expressly provided herein, all defined terms used in this Second Amendment shall have the same respective meanings as are provided for such defined terms in the Lease.

5.

Insofar as the specific terms and provisions of this Second Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Second Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

6.

Landlord and Tenant hereby agree that (i) this Second Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Second Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

7.

Any obligation or liability whatsoever of Landlord which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its members, trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have signed this Second Amendment as of the day and year first above written.

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TENANTS:		LANDLORD:
PACIFIC BIOSCIENCES OF CALIFORNIA, INC.		PENINSULA INNOVATION PARTNERS, LLC,
a Delaware corporation		a Delaware limited liability company
dba Pac Bio, Inc.

By:	/s/ Ben Gong	By:	/s/ Fergus O’Shea
Name:	Ben Gong	Name:	Fergus O’Shea
Title:	VP, Finance	Title:	Facilities Director